UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________________

FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2008

ACES WIRED, INC.
(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization) 12225 Greenville Avenue, Suite 861 Dallas, Texas (Address of principal executive offices)	333-96589 Commission File Number	88-0514502 (I.R.S. Employer Identification No.) 75243 (Zip Code)

Registrant’s telephone number, including area code: (214) 261-1963

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 3, 2008, Aces Wired, Inc. (the Company) and its chairman of the board of directors and principal shareholder, Gordon T. Graves, entered into a credit facility under which the Company can borrow up to $2 million from Mr. Graves solely for the purpose of paying legal fees and other expenses incurred in defending civil or criminal actions stemming principally from the shutdown of the Company’s amusement-with-prize business on May 21, 2008. The Company will pay a commitment fee of 0.5% per annum on the unused capacity available under the credit facility and interest of 8.0% per annum on any amounts advanced and outstanding thereunder. Unless paid earlier, principal amounts outstanding under the facility and all accrued and unpaid interest and commitment fees are due and payable in full by October 3, 2011. Prepaid principal amounts, if any, cannot be re-borrowed. The credit facility is a senior unsecured obligation of the Company and contains representations, nonfinancial covenants and events of default that are customary for this type of transaction.

Depending on the cumulative borrowings made under the credit facility, Mr. Graves is entitled to receive warrants to purchase up to1.6 million shares of the Company’s $.001 par value common stock at an exercise price of $1.25 per share. The exercise price and number of common stock shares issuable upon exercise of the warrants are subject to proportional adjustments in the event of stock splits (including reverse stock splits) and stock dividends. The warrants grant Mr. Graves certain demand and piggyback registration rights with respect to the underlying common shares, provide for cashless exercise and allow for certain participation and distribution rights resulting from any consolidation, merger or other capital reorganization of the Company, or sale of substantially all of the Company’s assets. The warrants will expire to the extent unexercised on October 3, 2014.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See disclosure in Item 1.01, which is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 9, 2008

ACES WIRED, INC.

By:	/s/ Kenneth R. Griffith
President and Chief Executive Officer